Exhibit 3.2

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS

of the

SERIES A CONVERTIBLE PREFERRED STOCK

of

WORLDGATE COMMUNICATIONS, INC.

Pursuant to Section 151 of the

Delaware General Corporation Law

WORLDGATE COMMUNICATIONS, INC., a Delaware corporation (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company’s Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.                                       DESIGNATION.

This series shall consist of seven thousand five hundred fifty (7,550) shares of Preferred Stock and shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The face amount of each share of Series A Preferred Stock (each, a “Preferred Share” and collectively, the “Preferred Shares”) shall be One Thousand Dollars ($1,000) (the “Stated Value”).

2.                                       CERTAIN DEFINITIONS.

“Board of Directors” or “Board” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or commercial banks located in New York City are authorized or permitted by law to close.

“Cap Amount” means 19.99% of the Common Stock outstanding on the Closing Date (subject to adjustment upon a stock split, stock dividend or similar event).

“Certificate” means this Certificate of Designation.

“Change of Control” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (other than as a direct result of normal, uncoordinated trading activities in the Common Stock generally); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of the Company; and (e) the replacement of a majority of the Board of Directors with individuals who do not constitute Continuing Directors.

“Closing Bid Price” shall mean, for the Common Stock as of any date, the closing bid price on such date for the Common Stock on the Principal Market as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m. (eastern time), as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to Holders of a majority of the Preferred Shares then outstanding, and shall cause such investment banking firm to perform such determination and notify the Company and each Holder of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

“Closing Date” means the first date on which the Preferred Shares are issued pursuant to the Securities Purchase Agreement and this Certificate.

“Common Stock” means the Company’s common stock, par value $.01 per share.

“Common Stock Payment Condition” means each of the following events:

(i)                                     the number of shares of Common Stock to be delivered to a Holder in satisfaction of the applicable payment obligation shall not (A) exceed 4.99% of the total number of shares of Common Stock then outstanding or (B) result in the issuance of a number of shares of Common Stock to such Holder in excess of that permitted by Section 7(b) hereof;

(ii)                                  the Registration Statement shall have been declared effective and be available to each Holder, and shall cover the number of Registrable Securities required by the Registration Rights Agreement, or all Registrable Securities may be sold by each Holder pursuant to Rule 144(k) under the Securities Act;

(iii)                               the Common Stock shall be listed on the American Stock Exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange and trading in the Common Stock on such market or exchange shall not have been suspended; and

(iv)                              a Fundamental Change, or an event that with the giving of notice, would constitute a Fundamental Change, shall not have occurred and be continuing.

“Continuing Director” means, on any date, a member of the Board of Directors who (i) was a member of such board on the Execution Date (as defined in the Securities Purchase Agreement) or (ii) was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

“Conversion Price” means $2.35, subject to adjustment as provided herein.

“Default Interest Rate” means the lower of ten percent (10%) and the highest rate permitted by applicable law.

“Effective Date” means the date on which the Registration Statement is declared effective by the Securities and Exchange Commission.

“First Maturity Date” means the eighteen (18) month anniversary of the Closing Date (or, if such date is not a Business Day, on the Business Day immediately following such date).

“Floor Price” means, as of a particular date, one hundred and five percent (105%) of the Market Price on such date.

“Fundamental Change” means any of the following events or circumstances: (i) any representation or warranty of the Company set forth in the Securities Purchase Agreement, this Certificate or the other Transaction Documents was not true and correct in all material respects as of the Closing Date as if made on such date; (ii) the Company fails at any time to comply with or perform in all material respects all of the agreements, obligations and conditions set forth in the Securities Purchase Agreement, this Certificate or the other Transaction Documents that are required to be complied with or performed by the Company; or (iii) a Change of Control occurs.

“Holder” means any holder of Preferred Shares.

“Junior Securities” means the Common Stock and all other capital stock of the Company that does not constitute Pari Passu Securities or Senior Securities.

“Last Sale Price” means, as of any date, the last sale price on such date for the Common Stock on the Principal Market as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Principal Market begins to operate on an extended hours basis, and does not designate the last sale price, then the last sale price at 4:00 p.m. (eastern time), as reported by Bloomberg, or if the foregoing do not apply, the last sale price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the last sale price for the Common Stock cannot be calculated on such date on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation reasonably acceptable to the holders of at least a majority of the then Outstanding Registrable Securities, and shall cause such investment banking firm to perform such determination and notify the Company and each Holder of the results of such determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. Such investment banking firm’s determination shall be deemed conclusive absent manifest error. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

“Liquidation Preference” means, with respect to a Preferred Share, an amount equal to the Stated Value of such Preferred Share plus all accrued but unpaid Dividends thereon.

“Market Price” means, as of a particular date, the average Last Sale Price for the period of ten (10) consecutive Trading Days occurring immediately prior to (but not including) such date.

“Maturity Date” means each of the First Maturity Date, the Second Maturity Date and the Third Maturity Date.

“Milestone” means each of the following:

(i)                                     each Common Stock Payment Condition has been satisfied; and

(ii)                                  the Closing Bid Price is equal to at least two hundred percent (200%) of the Conversion Price then in effect.

“Outstanding Registrable Securities” means, at any time, all Registrable Securities that at such time are either issued and outstanding or issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants (without regard to any limitation on such conversion or exercise).

“Pari Passu Securities” means any securities ranking by their terms pari passu with the Series A Preferred Stock in respect of redemption or distribution upon liquidation.

“Preferred Shares” means the shares of Preferred Stock issued pursuant to the Securities Purchase Agreement.

“Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

“Reference Price” means $0.75, subject to adjustment for stock splits, stock dividends and similar events with respect to the Common Stock.

“Registrable Securities” means the Conversion Shares and the Warrant Shares, any other shares of Common Stock issuable pursuant to the terms of this Certificate or the Warrants, and any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Conversion Shares or the Warrant Shares; provided, however, that “Registrable Securities” shall not include any such shares that have been sold to the public pursuant to the Registration Statement or are sold or saleable pursuant to Rule 144.

“Registration Rights Agreement” means the agreement pursuant to which the Company has agreed to register the resale of shares of Common Stock issuable upon conversion of the Series A Preferred Stock or exercise of the Warrants.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Second Maturity Date” means the twenty four (24) month anniversary of the Closing Date (or, if such date is not a Business Day, on the Business Day immediately following such date).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the agreement pursuant to which the Company is obligated to issue the Preferred Shares to the persons named therein.

“Senior Securities” means (i) any debt issued or assumed by the Company and (ii) any securities of the Company which by their terms have a preference over the Series A Preferred Stock in respect of redemption or distribution upon liquidation.

“Stated Value” means $1,000, subject to adjustment in the event of a stock split or similar event.

“Stockholder Approval” means the affirmative vote of the holders of the requisite number of votes cast at a meeting of stockholders to duly and validly approve the transactions contemplated by this Certificate, the Securities Purchase Agreement and the other Transaction Documents and the issuance of Common Stock in excess of the Cap Amount.

“Third Maturity Date” means the thirty six (36) month anniversary of the Closing Date (or,

if such date is not a Business Day, on the Business Day immediately following such date).

“Trading Day” means any day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded.

“Transaction Documents” has the meaning given to it in the Securities Purchase Agreement.

“Warrants” means the warrants issued by the Company pursuant to the Securities Purchase Agreement.

All definitions contained in this Certificate are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Certificate refer to this Certificate as a whole and not to any particular provision of this Certificate.

3.                                       PRIORITY IN LIQUIDATION.

Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (each, a “Liquidation Event”), no distribution shall be made to the holders of any shares of Junior Securities unless each Holder shall have received the Liquidation Preference with respect to each Preferred Share then held by such Holder.  In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders and the holders of Pari Passu Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Company shall be distributed ratably among the Preferred Shares and the shares of such Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Preferred Share) bears to the aggregate preferential amount payable on all such shares.

4.                                       DIVIDENDS.

(a)                                  Dividend Rate.  Each Holder shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of Junior Securities, cumulative dividends (“Dividends”) on each Preferred Share in an amount equal to, on an annualized basis, the Stated Value of such Preferred Share times five percent (5%). Dividends shall accrue, whether or not earned or declared, on each Preferred Share from the Closing Date through the earlier to occur of (A) the date on which such Preferred Share matures and (B) the redemption or conversion of such Preferred Share in accordance with the terms hereof.  Accrued Dividends on a Preferred Share shall be payable quarterly on each April 1, July 1, October 1 and January 1 of each calendar year following the Closing Date, commencing October 1, 2004, and on the Maturity Date for such Preferred Share (each, a “Dividend Payment Date”).  Dividends shall be computed on the basis of a 365-day year for the actual number of days elapsed.

(b)                                 Dividend Payments.  The Company shall pay Dividends in cash by wire transfer of immediately available funds; provided, however, that the Company may elect, subject to the satisfaction of all of the Common Stock Dividend Conditions specified in paragraph (c) below, to pay Dividends (including, without limitation, any Dividend Make-Whole Payment pursuant to Section 5B(d) below) in shares of Common Stock (the “Common Stock Dividend Option”).   Dividends that are due in cash and which are not paid within five (5) Business Days of the applicable Dividend Payment Date shall bear interest until paid at the Default Interest Rate.

(c)                                  Common Stock Payment Conditions. The Company shall be entitled to exercise the Common Stock Dividend Option with respect to a Dividend Payment Date only if, on such date, on each of the three (3) Trading Days immediately preceding such date, and on at least ten (10) of the fifteen (15) Trading Days immediately preceding such date, all of the Common Stock Payment Conditions are satisfied in full.  In the event that any Common Stock Payment Condition is not satisfied as of the applicable Dividend Payment Date and each such Trading Day, the Company shall not be permitted to exercise the Common Stock Dividend Option and must pay all amounts due on such Dividend Payment Date in cash by wire transfer of immediately available funds.

(d)                               Common Stock Dividend Notice.  In order to exercise the Common Stock Dividend Option with respect to a Dividend Payment Date, the Company must deliver, on or before the fifth (5th) Business Day immediately prior to such date, written notice to each Holder stating that the Company wishes to exercise such option (a “Common Stock Dividend Notice”).  If the Company wishes to exercise the Common Stock Dividend Option with respect to any Dividends due on a Dividend Payment Date, it must do so with respect to all (but not less than all) of such Dividends. A Common Stock Dividend Notice, once delivered by the Company, shall be irrevocable.

(e)                                Delivery of Shares.  On or before the third (3rd) Business Day following a Dividend Payment Date with respect to which the Company has validly exercised the Common Stock Dividend Option (each a “Common Stock Dividend Delivery Date”), the Company must deliver to each Holder a number of shares of Common Stock equal to (A) the amount of Dividends payable with respect to such Holder’s Preferred Shares divided by (B) the product of (i) the Market Price in effect on such date times (ii) ninety percent (90%).  The Company must deliver such shares of Common Stock to such Holder in accordance with the provisions of paragraph 5(d) below, with the Common Stock Dividend Delivery Date being deemed the Delivery Date, and in the event of the Company’s failure to effect such delivery on the applicable Delivery Date therefor (calculated in accordance with paragraph 5(d)), such Holder shall have the remedies specified in paragraph 5(e) below.

(f)                                    Payment on Junior Securities. As long as any Preferred Shares are outstanding, the Company shall not (i) purchase, redeem or otherwise acquire for value any shares of Junior Securities, directly or indirectly, other than as a result of reclassification of Junior Securities or the exchange or conversion of one type of Junior Securities for or into another type of Junior Securities, or (ii) make any payment on account of, or set aside money for, a sinking or other like fund for the purchase, redemption or other acquisition for value of any share of Junior Securities.

5.                                       CONVERSION.

(a)                                  Right to Convert.  Each Holder shall have the right to convert, at any time and from time to time after the Closing Date, all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares (“Conversion Shares”) of the Common Stock as is determined in accordance with the terms hereof (a “Conversion”).

(b)                                 Conversion Notice.  In order to convert Preferred Shares, a Holder shall send to the Company by facsimile transmission, at any time prior to 6:00 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the “Conversion Date”), (i) a notice of conversion (a “Conversion Notice”), in substantially the form of Exhibit A hereto, stating the number of Preferred Shares to be converted, the amount of Dividends accrued (but remaining unpaid) thereon, and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted.  The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Company.  The Company shall issue a new certificate for Preferred Shares to the Holder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.  In the case of a dispute between the Company and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion (including without limitation the calculation of any adjustment to the Conversion Price pursuant to Section 8 below), the Company shall issue to such Holder the number of Conversion Shares that are not disputed within the time periods specified in paragraph 5(d) below and shall submit the disputed calculations to its independent accountant within two (2) Business Days of receipt of such Holder’s Conversion Notice.  The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and such Holder of the results in writing no later than five (5) Business Days following the Company’s receipt of such Holder’s Conversion Notice (such fifth Business Day being referred to herein as the “Disputed Share Calculation Date”).  Such accountant’s calculation shall be deemed conclusive absent manifest error.  The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(c)                                  Number of Conversion Shares.  The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing (i) the aggregate Liquidation Preference of the Preferred Shares to be converted by (ii) the Conversion Price in effect on the applicable Conversion Date.

(d)                                 Delivery of Conversion Shares.  Upon receipt of a fax copy of a Conversion Notice from a Holder, the Company shall, no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) the date after the date on which the Company receives the original Conversion Notice and Preferred

Shares (the “Delivery Date”), issue and deliver or caused to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 5(c) above, provided, however, that any Conversion Shares that are the subject of the dispute procedure described in paragraph 5(b) above shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to such Holder by, as long as Company’s transfer agent (“Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), crediting the account of such Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to such Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next closest number of Conversion Shares.  Conversion Shares delivered to a Holder shall not contain any restrictive legend as long as the resale of such Conversion Shares (x) has been or will be made (as certified in writing by such Holder to the Company) pursuant to an effective Registration Statement (as defined in the Registration Rights Agreement), (y) has been made pursuant to Rule 144 under the Securities Act, or (z) may be made pursuant to Rule 144(k) under the Securities Act or any successor rule or provision.

(e)                                  Failure to Deliver Conversion Shares.

(i)                                     In the event that, for any reason, a Holder has not received certificates representing the number of Conversion Shares specified in the applicable Conversion Notice, without any restrictive legend in the circumstances described in clause (x), (y) or (z) of paragraph 5(d) above, on or before the Delivery Date therefor (a “Conversion Default”), and such failure to deliver certificates continues for five (5) Business Days following the delivery of written notice thereof from such Holder (such fifth Business Day being referred to herein as the “Conversion Default Date”), the Company shall pay to such Holder payments (“Conversion Default Payments”) in the amount of (A) “N” multiplied by (B) the aggregate Liquidation Preference of the Preferred Shares which are the subject of such Conversion Default multiplied by (C) one percent (1%),  where “N” equals the number of days elapsed between the Conversion Default Date and the date on which all of the certificates representing such Conversion Shares (without any restrictive legend in the circumstances described in clause (x), (y) or (z) of paragraph 5(d) above) are issued and delivered to such Holder; provided, however, that in no event shall the aggregate amount payable to a Holder under this paragraph (e)(i) exceed twenty four percent (24%) of the aggregate Liquidation Preference of such Holder’s Preferred Shares that are the subject of a Conversion Default.  Notwithstanding the foregoing, Conversion Default Payments shall not apply to Conversion Defaults resulting directly from acts of God, acts of civil or military authority, fire, flood, strikes, war, terrorist attack, epidemics, shortages of power or similar events.  Amounts payable hereunder to a Holder shall be paid to such Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

(ii)                                  In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Company’s failure to issue and deliver Conversion Shares on the applicable Delivery Date, including, without limitation, damages relating to any purchase of shares of Common Stock by or on behalf of such Holder in order to make delivery on a sale lawfully effected in anticipation of receiving Conversion Shares, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount received by such Holder upon the sale of such Conversion Shares, and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

5B.                               FORCED CONVERSION.

(a)                                  Forced Conversion.  In the event that all Milestones are satisfied on each Trading Day occurring during any period of fifteen (15) consecutive Trading Days commencing after the six-month anniversary of the Closing Date (a “Forced Conversion Period”), the Company shall have the right to require Conversion of some or all of the Preferred Shares then outstanding (a “Forced Conversion”), provided, that if the Company requires Conversion of less than all of such Preferred Shares, it shall allocate the number of Preferred Shares being converted among the Holders on a pro rata basis.  In the event of a Forced Conversion, the Company and the Holder shall follow the procedures for delivery of Conversion Shares set forth in Section 5 above, with the Forced Conversion Date (as defined below) deemed to be the Conversion Date for purposes of Section 5, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 5.

(b)                                 Forced Conversion Notice. In order to effect a Forced Conversion hereunder, the Company must deliver to each Holder written notice thereof (a “Forced Conversion Notice”) on or before 5:00 p.m. (eastern time) on the Business Day immediately following the last Trading Day of the Forced Conversion Period, and shall indicate in such Forced Conversion Notice the Business Day on which such Forced Conversion will be effected (such Business Day, a “Forced Conversion Date”), which Business Day will be at least ten (10) Trading Days following the date on which such Forced Conversion Notice is delivered, and, at the same time that it delivers such notice, the Company shall send a copy of such notice by email to each Holder as long as such Holder has provided an email address to the Company. Notwithstanding the delivery by the Company of a Forced Conversion Notice, nothing contained herein shall be deemed to limit in any way (i) the right of a Holder to convert such Holder’s Preferred Shares prior to the Forced Conversion Date or (ii) the availability of any and all remedies that are provided to a Holder hereunder, including without limitation in the event that the Company fails to deliver Conversion Shares upon a Forced Conversion as required by the terms of Section 5 hereof. The Forced Conversion Notice shall specify the number of Preferred Shares that are subject to the Forced Conversion, and whether the Company has elected, subject to the provisions of paragraph (d) below, to pay the Dividend Make-Whole Payment (as defined below) in cash or in shares of Common Stock.

(c)                                  Conversion Shares Issuable Upon Forced Conversion. On the Forced Conversion Date, each Holder will be deemed to have converted a number of Preferred Shares equal to (A) its pro rata share of the aggregate number of Preferred Shares specified in the Forced Conversion Notice minus (B) the number of any Preferred Shares converted by the Holder during the fifteen

(15) Trading Days immediately preceding the Forced Conversion Date. The number of Conversion Shares to be delivered to a Holder upon a Forced Conversion shall be equal to the Liquidation Preference of the Preferred Shares being converted hereunder divided by the Conversion Price.

(d)                                 Dividend Make-Whole Provision.  In the event that a Forced Conversion Date occurs prior to the Second Maturity Date, the Company will pay to each Holder, on or before the third Business Day following the Forced Conversion Date, an amount (the “Dividend Make-Whole Amount”) equal to the present value of the Dividends that would have otherwise accrued on such Holder’s Preferred Shares from the Forced Conversion Date through the Second Maturity Date, such present value to be calculated using a discount rate equal to the rate of interest applicable to Treasury securities issued on the Forced Conversion Date and having a maturity closest to the Second Maturity Date. The Company shall pay to each Holder the Dividend Make-Whole Payment in cash by wire transfer of immediately available funds; provided, however, that the Company may elect, subject to the satisfaction of all of the Common Stock Dividend Conditions in the manner specified in Section 4(c) above, to pay the Dividend Make-Whole Payment in shares of Common Stock pursuant to Section 4(b) and 4(e) above, in which case the Forced Conversion Date shall be deemed to be the Dividend Payment Date. Any Dividend Make-Whole Payment that is payable in cash and not paid within five (5) Business Days of the due date therefor shall bear interest until paid at the Default Interest Rate.

(e)                                  Subsequent Forced Conversions.  The Company may request one or more Forced Conversions prior to the Maturity Date, subject to the terms hereof, provided that (i) there must be at least fifteen (15) Trading Days between each such Forced Conversion and (ii) all Milestones must be satisfied prior to any such Forced Conversion.

6.                                       MATURITY OF PREFERRED SHARES.

(a)                                  Payment at Maturity.  The Preferred Shares shall mature as follows: (A) on the First Maturity Date, one-third (1/3) of each Holder’s Preferred Shares then outstanding shall mature, (B) on the Second Maturity Date, one-half (1/2) of each Holder’s Preferred Shares then outstanding shall mature, and (C) on the Third Maturity Date, all Preferred Shares then outstanding shall mature. On a Maturity Date, the Company shall pay to each Holder the aggregate Liquidation Preference for such Holder’s Preferred Shares that are subject to maturity on such Maturity Date.  Such payment shall be made in cash by wire transfer of immediately available funds; provided, however, that the Company may elect, subject to the satisfaction of all of the Common Stock Payment Conditions, to pay such Liquidation Preference in shares of Common Stock (the “Common Stock Payment Option”).   Any amount of cash that is due on a Maturity Date and which is not paid within five (5) Business Days of such date shall bear interest until paid at the Default Interest Rate.

(b)                                 Common Stock Payment Conditions. The Company shall not be entitled to exercise the Common Stock Payment Option with respect to a Maturity Date unless, on such date, on each of the five (5) Trading Days immediately preceding such date, and on at least twenty (20) of the thirty (30) Trading Days immediately preceding such date, (A) all of the Common Stock Payment Conditions are satisfied in full and (B) the Market Price in effect on each such date is equal to or greater than the Reference Price.  In the event that any condition specified in (A) or (B) above is not satisfied as of the applicable Maturity Date and each such Trading Day, the Company shall not be permitted to exercise the Common Stock Payment Option and must pay all amounts due on such Maturity Date in cash by wire transfer of immediately available funds; provided, however, that, upon the delivery of a Common Stock Payment Notice in accordance with paragraph (c) below, any Holder may, in its sole and absolute discretion, waive in writing the condition specified in clause (B) above, for itself only and not with respect to any other Holder, in which case (assuming the satisfaction of the Common Stock Payment Conditions in accordance with this paragraph (b)) the Company shall be deemed to have validly exercised the Common Stock Payment Option with respect to such Holder only, and such Holder shall be entitled to receive shares of Common Stock in accordance with paragraph (d) below.

(c)                                Common Stock Option Notice.  In order to exercise the Common Stock Payment Option with respect to a Maturity Date, the Company must deliver, on or before the tenth (10th) Trading Day immediately prior to such date, written notice to each Holder stating that the Company wishes to exercise such option (a “Common Stock Option Notice”).  If the Company wishes to exercise the Common Stock Payment Option with respect to any Preferred Shares then maturing, it must do so with respect to all (but not less than all) of the Preferred Shares then maturing. A Common Stock Option Notice, once delivered by the Company, shall be irrevocable.

(d)                               Delivery of Shares.  On or before the third (3rd) Business Day following a Maturity Date with respect to which the Company has validly exercised the Common Stock Payment Option (each a “Common Stock Option Delivery Date”), the Company must deliver to each Holder a number of shares of Common Stock equal to (A) the Liquidation Preference of such Holder’s Preferred Shares then maturing divided by (B) the Market Price in effect on such date.  The Company must deliver such shares of Common Stock to such Holder in accordance with the provisions of paragraph 5(d) above, with the Common Stock Option Delivery Date being deemed the Delivery Date, and in the event of the Company’s failure to effect such delivery on the applicable Delivery Date therefor (calculated in accordance with paragraph 5(d)), such Holder shall have the remedies specified in paragraph 5(e) above.

7.                                       CONVERSION LIMITATIONS.

(a)                                  In no event shall a Holder be permitted to convert any Preferred Shares to the extent that, upon the Conversion of such Preferred Shares the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of such Preferred Shares or which would otherwise be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph 7), when added to the number of shares of Common Stock issuable upon the Conversion of such Preferred Shares, would exceed 4.9% of the number of shares of Common Stock then issued and outstanding.  As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether Preferred Shares are convertible pursuant to the terms hereof, the Company having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that the Preferred Shares specified therein are convertible pursuant to the terms hereof.  Nothing contained herein shall be deemed to restrict the right of a Holder to convert Preferred Shares at such time as the Conversion thereof will not violate the provisions of this paragraph. The limitation contained in this paragraph shall cease to apply to a Holder (x) upon sixty (60) days’ prior written notice from such Holder to the Company, (y) immediately upon written notice from such Holder to the Company at any time after the public announcement or other disclosure of a Major Transaction (as defined below) and (z) on the Third Maturity Date.

(b)                                 Unless Stockholder Approval has been obtained or a Holder has delivered to the Company a legal opinion reasonably acceptable to the Company that such approval is no longer required under the applicable listing requirements of the Nasdaq Stock Market, the Company shall not issue to any Holder, whether pursuant to a Conversion, upon the payment of a Dividend in shares of Common Stock, or upon the payment of amounts due on a Maturity Date in shares of Common Stock, a number of shares of Common Stock that, when added to the number of shares of Common Stock previously received by such Holder pursuant to the provisions of this Certificate, would exceed the product of (A) the Cap Amount multiplied by (B) a fraction, the numerator of which is the aggregate Stated Value of the Preferred Shares purchased by such Holder and the denominator of which is the aggregate Stated Value of all Preferred Shares purchased by the Holders (such product, the “Allocation Amount”).  In the event that any Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, the remaining Conversion Shares constituting such transferring Holder’s Allocation Amount shall be allocated between the transferring Holder and transferee pro rata in proportion to the Stated Value of the Preferred Shares transferred to such transferee and the Stated Value of the Preferred Shares retained by such transferring Holder.  In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of Conversion Shares that, in the aggregate, is less than such Holder’s Allocation Amount, then the difference between such Holder’s Allocation Amount and the number of Conversion Shares actually issued to such Holder shall be allocated to the remaining Holders on a pro rata basis in proportion to number of Preferred Shares held by each Holder. In the event that, at any time, the number of Conversion Shares issuable under the Preferred Shares (without regard to any restrictions on such issuance contained in this Certificate) exceeds eighty percent (80%) of the Cap Amount, the Company shall, upon the written request of any Holder, hold a special meeting of its stockholders for the purpose of obtaining, and use its best efforts to obtain, Stockholder Approval. In the event that the stockholders do not approve such transactions at such meeting, the Company shall continue to use its best efforts to seek such approval as soon as practicable after such meeting but no less frequently than annually thereafter.

8.                                       ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price shall be subject to adjustment from time to time as provided in this Section 8. Adjustments of the Conversion Price required herein shall be rounded up or down to the nearest one hundredth of a cent.

(a)                                  Subdivision or Combination of Common Stock.  If the Company, at any time after the Closing Date, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a greater number of shares, then after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company, at any time after the Closing Date, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionally increased.

(b)                                 Distributions.  If the Company shall declare or make any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, as a partial liquidating dividend or otherwise, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to each Holder at least thirty (30) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”).  The earlier to occur of the Record Date and the Distribution Date is referred to herein as the “Determination Date”.  In the Distribution Notice to a Holder, the Company must indicate whether the Company has elected (A) to deliver to such Holder the same amount and type of assets being distributed in such Distribution as though the Holder were a holder on the Determination Date therefor of a number of shares of Common Stock into which the Preferred Shares held by such Holder are convertible as of such Determination Date (such number of shares to be determined at the Conversion Price then in effect and without giving effect to any limitations on such conversion) or (B) to reduce the Conversion Price as of the Determination Date therefor by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Company’s Board of Directors. If the Company does not notify the Holders of its election pursuant to the preceding sentence on or prior to the Determination Date, the Company shall be deemed to have elected clause (A) of the preceding sentence.

(c)                                  Dilutive Issuances.

(i)                                     Adjustment Upon Dilutive Issuance.  If, at any time after the Closing Date, the Company issues or sells or, pursuant to subparagraph (iii) of this paragraph (c), is deemed to have issued or sold, any shares of Common Stock for per share consideration less than the Conversion Price on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then the Conversion Price shall be adjusted as follows (provided, however, that if any adjustment made pursuant to this Section 8(c)(i) would reduce the Conversion Price to a price that is less than the Floor Price, the Conversion Price shall be deemed to be equal to the Floor Price for purposes of such adjustment):

(A)                              If such Dilutive Issuance occurs prior to the Effective Date, then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below).

(B)                                If such Dilutive Issuance occurs on or after the Effective Date, then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

N0 + N1
N0 + N2

where:

N0 =

the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Dilutive Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”), other than shares of Common Stock issuable under the Preferred Shares and the Warrants, which shall be taken into account in determining such number);

N1 =

the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Company for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below) would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

	N2 =	the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant hereto if such adjustment would result in an increase in the Conversion Price.

(ii)                                  Adjustment Upon Below Market Issuance.  If, at any time after the Closing Date, the Company issues or sells, or in accordance with subparagraph (iii) of this paragraph (c), is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Market Price on the date of such issuance or sale (or deemed issuance or sale) (a “Below Market Issuance”), then the Conversion Price shall be adjusted as follows (without regard to whether the resulting Conversion Price is less than the Floor Price):

(A)                              If such Below Market Issuance occurs prior to the Effective Date, then effective immediately upon the Below Market Issuance, the Conversion Price shall be adjusted so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Below Market Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below).

(B)                                If such Below Market Issuance occurs on or after the Effective Date, then effective immediately upon the Below Market Issuance, then the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

N0 + N1
N0 + N2

where:

N0 =

the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Below Market Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any Convertible Securities or Purchase Rights, other than shares of Common Stock issuable under the Preferred Shares and the Warrants, which shall be taken into account in determining such number);

N1 =

the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Company for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Below Market Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (iii) below) would purchase at the Market Price in effect on the date of such Below Market Issuance; and

	N2 =	the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Below Market Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this paragraph (c)(ii) if such adjustment would result in an increase in the Conversion Price.  In the event that the Company effects an issuance that is both a Dilutive Issuance and a Below Market Issuance, the Conversion Price will be adjusted to the lower of the prices calculated pursuant to subparagraphs (i) and (ii) of this paragraph (c).

(iii)                               Effect On Conversion Price Of Certain Events.  For purposes of determining the adjusted Conversion Price under subparagraph (i) or (ii) of this paragraph (c), the following will be applicable:

(A)                              Issuance of Purchase Rights.  If the Company issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than either or both of the Conversion Price and the Market Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Purchase Rights” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (iii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Purchase Rights, upon the expiration or termination of such Purchase Rights, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Purchase Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B)                                Issuance of Convertible Securities.  If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than either or both of the Conversion Price and the Market Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (iii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”) (provided, however, that if the conversion or exercise price or exchange ratio of a Convertible Security may fluctuate solely as a result of provisions designed to protect against dilution, such Convertible Security shall not be deemed to be a Variable Rate Convertible Security), then for purposes of the first sentence of this subparagraph (B), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were seventy-five percent (75%) of the actual conversion price on such date (the “Assumed Variable Market Price”), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this paragraph (c) with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence.  No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities. To the extent that shares of Common Stock are not delivered pursuant to conversion of such Convertible Securities, upon the expiration or termination of the right to convert such Convertible Securities into Common Stock, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(C)                                Change in Option Price or Conversion Rate.  If, following an adjustment to the Conversion Price upon the issuance of Purchase Rights or Convertible Securities pursuant to a Below Market Issuance, there is a change at any time in (x) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), then in any such case, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(D)                               Calculation of Consideration Received.  If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration other than cash expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the last sale prices thereof on the principal market for such securities during the period of ten Trading Days immediately preceding the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, a Holder may elect to determine the amount of consideration deemed to be received by the Company therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued or sold in such transaction or series of transactions. If a Holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this paragraph (c) for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. The independent members of the Company’s Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities.

(E)                                 Issuances Without Consideration Pursuant to Existing Securities.  If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any anti-dilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not included in the Disclosure Schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any anti-dilution or similar adjustments contained in any Convertible Securities or Purchase Rights disclosed in a schedule to the Securities Purchase Agreement as a result of the issuance of the Warrants and the number of shares that the Company issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in such schedule, such excess shares shall be deemed to have been issued for no consideration.

(iv)                              Exceptions To Adjustment Of Conversion Price.  Notwithstanding the

foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph (c) upon the issuance of any Excluded Securities.  For purposes hereof, “Excluded Securities” means (A) securities purchased under the Securities Purchase Agreement; (B) securities issued upon conversion of the Preferred Shares or exercise of the Warrants; (C) shares of Common Stock issuable or issued to (x) employees or directors from time to time either directly or upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors, as approved by the independent members of the Board, pursuant to one or more stock option plans or restricted stock plans or stock purchase plans in effect as of the Closing Date or approved by the independent members of the Board of Directors or by the Company’s shareholders, or (y) consultants, either directly or pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the independent members of the Board of Directors or by the Company’s shareholders; (D) shares of Common Stock issued in connection with any Convertible Securities or Purchase Rights outstanding on the date hereof, and (E) shares of Common Stock issued to a Person in connection with a joint venture, strategic alliance or other commercial relationship with such Person relating to the operation of the Company’s business and not for the primary purpose of raising equity capital.

(v)                                 Notice Of Adjustments.  Upon the occurrence of an adjustment to the Conversion Price pursuant to this paragraph (c), the Company, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each Holder a notice (an “Adjustment Notice”) setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based.  The failure of the Company to deliver an Adjustment Notice shall not affect the validity of any such adjustment.

(d)                                 Major Transactions.  In the event of a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets (each of the foregoing being a “Major Transaction”), the Company will give each Holder at least twenty (20) days written notice prior to the closing of such Major Transaction, and: (i) each Holder shall be permitted to convert the Preferred Shares held by such Holder in whole or in part at any time prior to the record date for the receipt of such consideration and shall be entitled to receive, for each share of Common Stock issuable to such Holder for such exercise, the same per share consideration payable to the other holders of Common Stock in connection with such Major Transaction, and (ii) if and to the extent that a Holder retains any Preferred Shares following such record date, the Company will cause the surviving or, in the event of a sale of assets, purchasing entity, as a condition precedent to such Major Transaction, to assume the obligations of the Company with respect to the Series A Preferred Stock, with such adjustments to the Conversion Price and the securities covered hereby as may be necessary in order to preserve the economic benefits of the Series A Preferred Stock to such Holder.

(e)                                  Adjustments; Additional Shares, Securities or Assets.  In the event that at any time, as a result of an adjustment made pursuant to this Section 8, each Holder shall, upon conversion of such Holder’s Preferred Shares, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 8.

9.                                       REDEMPTION.

(a)                                  Mandatory Redemption.  In the event that a Fundamental Change occurs, each Holder shall have the right to require the Company to redeem all or any portion of the Preferred Shares held by such Holder (a “Mandatory Redemption”) at the Mandatory Redemption Price (as defined below).  In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a “Mandatory Redemption Notice”) to the Company at any time on or before 6:00 p.m. (eastern time) on the third (3rd) Business Day following the Business Day on which the Fundamental Change to which such Mandatory Redemption Notice relates is no longer in effect. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the “Mandatory Redemption Date”) and the number of such shares to be redeemed.

(b)                                 Mandatory Redemption Price.  The “Mandatory Redemption Price” shall be equal to the greater of (i) (x) the Stated Value of the Preferred Shares being redeemed times one hundred and one percent (101%) plus (y) accrued and unpaid Dividends thereon and (ii) the Liquidation Preference for such Preferred Shares divided by the Conversion Price times the Market Price in effect on the Mandatory Redemption Date.

(c)                                  Payment of Mandatory Redemption Price.

(i)                                     The Company shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption on the later to occur of (A) the fifth (5th) Business Day following the Mandatory Redemption Date and (B) the date on which the Preferred Shares being redeemed are delivered by the Holder to the Company for cancellation (the “Mandatory Redemption Payment Date”).

(ii)                                  If Company fails to pay the Mandatory Redemption Price to a Holder on or before the Mandatory Redemption Date, such Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Payment Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

10.                                 MISCELLANEOUS.

(a)                                  Transfer of Preferred Shares.  Upon notice to the Company, a Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement.  From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder.  Upon any such sale or transfer, the Company shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

(b)                                 Notices.  Any notice, demand or request required or permitted to be given by the Company or an Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

WorldGate Communications, Inc.

3190 Tremont Avenue
Trevose, Pennsylvania 19053

Attn:                    Randy Gort

Tel:                          (215) 354-5100

Fax:                           (215) 354-1049

with a copy to:

Drinker Biddle & Reath LLP

1000 Westlakes Drive, Suite 300

Berwyn, Pennsylvania 19312

Attn:                    Walter J. Mostek, Jr.

Tel:                            (610) 993-2200

Fax:                           (610) 993-8585

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Company in accordance with this paragraph (b).

(c)                                  Lost or Stolen Certificate.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing a Holder’s Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and the Transfer Agent, and upon surrender and cancellation of such certificate if mutilated, the Company shall execute and deliver to such Holder a new certificate identical in all respects to the original certificate.

(d)                                 No Voting Rights.  Except as provided by applicable law and paragraph 10(g) below, the Holders of the Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Company; provided that the Company shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

(e)                                  Remedies.  The remedies provided to a Holder in this Certificate shall be cumulative and in addition to all other remedies available to such Holder under this Certificate or under any Transaction Document, at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a material breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(f)                                    Failure or Delay not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(g)                                 Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the Holders of at least two-thirds (2/3) of outstanding shares of Series A Preferred Stock:

(i)                                     alter, change, modify or amend (x) the terms of the Series A Preferred Stock in any way or (y) the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock;

(ii)                                  create any new class or series of capital stock, or increase the authorized number of any existing class or series of capital stock, in either such case having a preference over or ranking pari passu with the Series A Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Company;

(iii)                               increase the authorized number of shares of Series A Preferred Stock;

(iv)                              re-issue any shares of Series A Preferred Stock which have been converted or redeemed in accordance with the terms hereof;

(v)                                 issue any Pari Passu Securities or Senior Securities; or

(vi)                              issue any Series A Preferred Stock except pursuant to the terms of the Securities Purchase Agreement.

In the event that the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock agrees to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to the terms hereof, no such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Preferred Shares then outstanding.

(h)                                 Fractional Shares.  No fractional shares shall be issuable upon the conversion of the Preferred Shares or upon payment of amounts due hereunder in shares of Common Stock.  If, upon any such conversion or payment, a Holder would be entitled to a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, the number of shares of Common Stock issuable to such Holder will be rounded up or down to the nearest whole number of shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Certificate as of the 23 day of June, 2004.

WORLDGATE COMMUNICATIONS, INC.

By:	/s/ Randall J. Gort
Name: Randall J. Gort
Title: C. LO & Secretary

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).                              (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of WORLDGATE COMMUNICATIONS, INC. according to the terms and conditions of the Certificate of Designation relating to the Series A Preferred Stock (the “Certificate of Designation”), as of the date written below.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation. Unless otherwise specified in writing to the Company, the undersigned represents to the Company that the shares of Common Stock covered by this notice have been or will be sold pursuant to the terms of an effective registration statement.

Date of Conversion:

Stated Value of
Preferred Stock to be Converted:

Applicable Conversion Price:

Number of Shares of
Common Stock to be Issued:

Name of Holder:

Address:

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

☐                                    By Delivery of Physical Certificates to the Above Address

☐                                    Through Depository Trust Corporation

(Account                                                   )